                                                                    Exhibit 12.1


           REVISED COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                (in thousands)


                                                                                               Nine Months Ended
                                                   Year Ended December 31,                       September 30,
                                ------------------------------------------------------------  ---------------------
                                    1996         1997        1998        1999         2000       2000        2001
                                 --------     --------     --------    --------     --------   --------    --------
Net loss applicable to           $(22,106)    $(40,630)    $(79,161)   $(54,552)    $(35,265)  $(30,986)   $(28,805)
 common shareholders
Add: Fixed charges                    667        1,634        1,317       4,465        7,941      5,839       5,842
                                 --------     --------     --------    --------     --------   --------    --------

Earnings as defined              $(21,439)    $(38,996)    $(77,844)   $(50,087)    $(27,324)  $(25,147)   $(22,963)
                                 ========     ========     ========    ========     ========   ========    ========

Fixed charges:
Interest expensed                $    136     $    868     $     68    $  3,207     $  6,560   $  4,807    $  4,760
Estimated interest
 component of
     operating leases                 531          766        1,249       1,258        1,381      1,032       1,082
                                ---------     --------     --------    --------     --------   --------    --------

Total fixed charges              $    667     $  1,634     $  1,317    $  4,465     $  7,941   $  5,839    $  5,842
                                 ========     ========     ========    ========     ========   ========    ========

Ratio of earnings to fixed             (1)          (1)          (1)         (1)          (1)        (1)         (1)
 charges

Earnings to Fixed Charges,       $(20,772)    $(37,362)    $(76,527)   $(45,622)    $(19,383)  $(19,308)   $(17,121)
 Deficiency (in thousands) (2)   ========     ========     ========    ========     ========   ========    ========

(1) Earnings (as defined) for the period were insufficient to cover fixed charges by an amount equal to the net loss applicable to common shareholders for the period.
(2) As earnings for the reported periods were insufficient to cover fixed charges, the dollar amount of the earnings deficiency is reported herein.